Exhibit 10.22

SCHEDULE I
CHANGE OF CONTROL SEVERANCE PLAN PARTICIPANTS
EFFECTIVE DECEMBER 15, 2023

Benefit Level[1] - 3
Birk, Mark C.	Moehn, Michael
Diya, Fadi	Nwamu, Chonda *
Lyons, Martin J.	Singh, Leonard *

Benefit Level[1] - 2
Amirthalingam, Bhavani *

*	Not eligible for excise tax gross-up provisions (for new officers effective on or after October 1, 2009)

1 Severance benefits include:
•Cash severance, defined as a multiple of i) annual base pay and ii) target short-term incentive award, with the multiple specified above as the "Benefit Level"
•A short-term incentive award for the year of termination (pro-rated at target)
•The actuarial equivalent of the additional benefit that would be received under the qualified defined benefit retirement plans and any excess or supplemental retirement plans in which the executive participates if the executive's employment continued during the severance period
•Medical, dental and life insurance benefits for the duration of the severance period